Exhibit (e)(3)(ii)

RBC FUNDS TRUST

SECOND AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of the 27th day of November, 2012, to the Distribution Agreement, dated as of the 28th day of December, 2009, as amended July 1, 2011 (the "Agreement"), is entered into by and between RBC FUNDS TRUST, a Delaware statutory trust (the “Trust”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the "Distributor").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Distributor desire to amend the Agreement to add a fund; and

WHEREAS, Section 11 B. of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

RBC FUNDS TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/ Kathleen A. Gorman	By:	/s/ James R. Schoenike
Name:	Kathleen Gorman	Name:	James R. Schoenike
Title:	President & CEO	Title:	President

9/2012	1

Amended Exhibit A to the Distribution Agreement

Fund Names

Separate Series of RBC Funds Trust

Name of Series

RBC Mid Cap Value Fund

Access Capital Community Investment Fund

Prime Money Market Fund

Tax-Free Money Market Fund

U.S. Government Money Market Fund

RBC Enterprise Fund

RBC Small Cap Core Fund

RBC SMID Cap Growth Fund

RBC Microcap Value Fund

RBC BlueBay Emerging Market Corporate Bond Fund

RBC BlueBay Emerging Market Select Bond Fund

RBC BlueBay Global High Yield Fund

RBC BlueBay Global Convertible Bond Fund

RBC BlueBay Absolute Return Fund

9/2012	2